UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
__________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 24, 2023
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AbCellera Biologics Inc.
(Exact name of registrant as specified in its charter)
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British Columbia	001-39781	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2215 Yukon Street Vancouver, BC	V5Y 0A1
(Address of registrant’s principal executive office)	(Zip code)
(604) 559-9005
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
__________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common shares	ABCL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement

On May 24, 2023, AbCellera Biologics Inc. (the “Company”) entered into a multi-year contribution agreement with each of the Government of Canada (the “Canada Contribution Agreement”) and the Government of British Columbia (the “BC Contribution Agreement” and, together with the Canada Contribution Agreement, the “Agreements”) to build new capabilities and infrastructure to develop innovative antibody-based medicines (the “project”). Under the Agreements, over the next eight years, the Company plans to invest more than $296 million (CA$400 million) in the project, and the Governments of Canada and British Columbia will contribute $167 million (CA$225 million) and $56 million (CA$75 million), respectively. These investments are intended to build new capabilities in Canada to develop, manufacture, and deliver antibody medicines to patients through Phase 1 clinical trials and build expertise in translational science, technical operations, and clinical operations and research.

Pursuant to the Canada Contribution Agreement, the Government of Canada has committed up to $166.7 million (CA$225.0 million), of which $41.6 million (CA$56.2 million) is not repayable, $58.4 million (CA$78.8 million) is repayable and $66.7 million (CA$90.0 million) is conditionally repayable. Both the repayable and conditionally repayable amounts are repayable starting in 2033, with the repayable funding payable over fifteen (15) years and the conditionally repayable portion repaid based on a percentage rate of the Company’s revenue over a period of up to fifteen (15) years at a factor of up to 1.4 times the original conditionally repayable grant. In addition, the Company is entitled to partial reimbursement of certain eligible expenses under the Canada Contribution Agreement. Receipt of funds is dependent upon the Company’s co-investment expenditures over the term of the Canada Contribution Agreement. The Canada Contribution Agreement will expire on the later of April 30, 2047, or the date of the last repayment, unless earlier terminated.

Pursuant to the BC Contribution Agreement, the Government of British Columbia has committed up to $55.6 million (CA$75.0 million) which includes partial reimbursement of certain eligible expenditures up to $27.8 million (CA$37.5 million) towards eligible infrastructure investments paid over five years; and a $27.8 million (CA$37.5 million) conditional portion paid upon achievement of certain defined milestones, including upon the Company’s undertaking of certain clinical trial activities in British Columbia. The $55.6 million (CA$75.0 million) is repayable starting in 2032, over up to fifteen (15) years, up to a maximum of $48.0 million (CA$64.0 million) based on a percentage rate of the Company’s revenue exceeding a given threshold. The BC Contribution Agreement will expire on the date of the last repayment, unless earlier terminated.

Under the Agreements, the Company has agreed to certain financial and non-financial covenants and other obligations in relation to the project, including the maintenance of certain gross capital expenditures in Canada, certain research and development expenditures in Canada, and the achievement of certain headcount requirements in Canada. In addition, the Company has granted notice and consent rights to the counterparties upon certain events related to a change in control (as defined in the Agreements) of the Company.

Pursuant to the Agreements, certain customary events of default, such as the Company’s breach of its covenants and obligations under the respective Agreements, its insolvency, winding up or dissolution, and other similar events, may permit the Governments of Canada and British Columbia to declare an event of default under the respective Agreements. Upon an event of default, subject to applicable cure, the Governments of Canada and British Columbia may exercise a number of remedies, including suspending or terminating funding under the respective Agreements, demanding repayment of funding previously received and/or terminating the respective Agreements. This funding and its associated conditional repayments are not secured by any of AbCellera’s assets or that of the project.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the text of the Agreements, copies of which will be filed with the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2023.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01 Other Events

On May 24, 2023, the Company issued a press release announcing, among other things, the project and entry by the Company into the Agreements. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits
(d)Exhibits

Exhibit No.	Description
99.1	Press Release issued by AbCellera Biologics Inc. on May 24, 2023
104	Cover Page Interactive Data File (embedded as Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2023	ABCELLERA BIOLOGICS INC.

	By:	/s/ Carl L. G. Hansen
Carl L. G. Hansen, Ph.D.
Chief Executive Officer and Director (Principal Executive Officer)